UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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ADVANCED BATTERY TECHNOLOGIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Advanced Battery Technologies, Inc.
15 West 39th Street, Suite 14A
New York, NY 10018

October 24, 2011

Dear Shareholders:

It is my pleasure to invite you to the 2011 Annual Meeting of the Shareholders of Advanced Battery Technologies, Inc. The meeting will be held at 10:00 a.m. on Monday, November 28, 2011, at the offices of our new subsidiary, Dongguan QiangQiang New Energy Technology Co., Ltd., at No. 3 Middle, Qingxi Town, Dongguan City, Guangdong Province, P.R. China.  In addition to the business to be transacted at the meeting, members of management will present information about the Company’s operations and will be available to respond to your questions.

At our meeting, we will vote on proposals (1) to elect eleven directors, (2) to ratify the appointment of EFP Rotenberg, LLP as independent registered public accounting firm for the fiscal year ending December 31, 2011, and (3) to transact such other business as may properly come before the meeting.  The accompanying Notice of Annual Meeting of Shareholders and proxy statement contain information that you should consider when you vote your shares.

It is important that you vote your shares whether or not you plan to attend the meeting. Please complete, sign, date and return the enclosed proxy card in the accompanying envelope as soon as possible. If you plan to attend the meeting and wish to vote in person, you may revoke your proxy and vote in person at that time.  I look forward to seeing you at the meeting. On behalf of the management and directors of Advanced Battery Technologies, Inc., I want to thank you for your continued support and confidence.

Sincerely,

/s/ Zhiguo Fu

Zhiguo Fu
Chairman of the Board,
Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials
for the Shareholder Meeting to be Held on November 28, 2011

The proxy statement and Annual Report on Form 10-K are available at www.cstproxy.com/abat/2011

Advanced Battery Technologies, Inc.
15 West 39th Street, Suite 14A
New York, NY 10018

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON NOVEMBER 28, 2011

Notice is hereby given that the Annual Meeting of the Shareholders (the “Annual Meeting”) of Advanced Battery Technologies, Inc., a Delaware corporation (the “Company”), will be held at the offices of Dongguan QiangQiang New Energy Technology Co., Ltd. at No. 3 Middle, Qingxi Town, Dongguan City, Guangdong Province, P.R. China on Monday, November 28, 2011 at 10:00 a.m. for the following purposes:

1.	To vote for the election of a board of eleven directors;

2.	To vote on a proposal to ratify the appointment of EFP Rotenberg, LLP as independent registered public accounting firm for the fiscal year ending December 31, 2011; and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The record date for determining shareholders entitled to receive notice of and to vote at the Annual Meeting is October 14, 2011. You are urged to read carefully the attached Proxy Statement for additional information concerning the matters to be considered at the Annual Meeting.

If you do not expect to be present in person at the Annual Meeting, please complete, sign and date the enclosed proxy and return it promptly in the enclosed postage-paid envelope that has been provided for your convenience. The prompt return of proxies will help ensure the presence of a quorum and save the Company the expense of further solicitation.

You are cordially invited and encouraged to attend the Annual Meeting in person.

/s/Guoqing Zong
Guoqing Zong

Secretary

New York, New York
October 24, 2011

IMPORTANT

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE SUBMIT YOUR PROXY AS SOON AS POSSIBLE.   IF YOU DO ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.

ADVANCED BATTERY TECHNOLOGIES, INC.
 15 West 39th Street, Suite 14A
New York, NY 10018

PROXY STATEMENT
 FOR
ANNUAL MEETING OF SHAREHOLDERS
November 28, 2011

SOLICITATION OF PROXIES

The accompanying proxy is solicited by the Board of Directors of Advanced Battery Technologies, Inc. (the “Company”) for use at its Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the offices of Dongguan QiangQiang New Energy Technology Co., Ltd. at No. 3 Middle, Qingxi Town, Dongguan City, Guangdong Province, P.R. China on Monday, November 28, 2011 at 10:00 a.m., and at any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. A proxy may be revoked by filing a written notice of revocation or an executed proxy bearing a later date with the Secretary of our Company any time before exercise of the proxy or by attending the Annual Meeting and voting in person. The proxy statements and form of proxy cards are to be distributed to shareholders on or about October 24, 2011.

If you complete and submit your proxy, the persons named as proxies will vote the shares represented by your proxy in accordance with your instructions. If you submit a proxy card but do not fill out the voting instructions on the proxy card, the persons named as proxies will vote the shares represented by your proxy as follows:

•	FOR the election of the eleven Director nominees as set forth in Proposal 1.
•	FOR ratification of the appointment of EFP Rotenberg, LLP as independent registered public accountant for the fiscal year ended December 31, 2011 as set forth in Proposal 2.

In addition, if other matters are properly presented for voting at the Annual Meeting, the persons named as proxies will vote on such matters in accordance with their judgment. We have not received notice of other matters that may properly be presented for voting at the Annual Meeting. Your vote is important. If you do not vote your shares, you will not have a say in the important issues to be voted upon at the Annual Meeting.  To pass, Proposal 1 and Proposal 2 included in this year’s proxy statement each requires an affirmative vote of a majority of the votes cast at the Annual Meeting. To ensure that your vote is recorded promptly, please submit your proxy as soon as possible, even if you plan to attend the Annual Meeting in person.

The Annual Report of the Company for the year ended December 31, 2010, including financial statements, is enclosed. It does not form any part of the material provided for the solicitation of proxies.

The cost of solicitation of proxies will be borne by the Company. In addition to solicitation by mail, officers and employees of the Company may solicit the return of proxies by telephone and personal interview, or hire an outside proxy solicitor. Forms of proxy and proxy materials may also be distributed through brokers, custodians and like parties to beneficial owners of our common shares, par value $.001 per share (the “Common Stock”), for which we will, upon request, reimburse the forwarding expense.

VOTING SECURITIES AND RECORD DATE

The close of business on October 14, 2011 was the record date for determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. As of October 14, 2011, there were 76,135,453 shares of Common Stock issued and outstanding, each entitled to one vote per share.

QUORUM; VOTING

The presence in person of two or more persons, representing throughout the Annual Meeting, in person or by proxy, at least a majority of the issued shares of Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining whether a quorum is present. Broker non-votes are shares held by a broker or nominee that are represented at the Annual Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal. If a quorum is present, the eleven nominees for Directors receiving a majority of the votes cast at the Annual Meeting in person or by proxy shall be elected. Abstentions and broker non-votes are not counted in determining the total number of votes cast and will have no effect with respect to Proposal 1 or Proposal 2.  If within half an hour from the time appointed for the Annual Meeting a quorum is not present in person or by proxy, the Annual Meeting shall stand adjourned to the same day one week later, at the same time and place or to such other day, time or place the Board of Directors may determine, provided that at least two persons are present at such adjourned meeting, representing throughout the meeting, in person or by proxy, at least a majority of the issued shares of Common Stock entitled to vote. At any such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the Annual Meeting as originally called.

Shareholders may hold their shares either as a “shareholder of record” or as a “street name” holder.   If your shares are registered directly in your name with our transfer agent, you are considered the shareholder of record with respect to those shares and this proxy statement is being sent directly to you by the Company.  If your shares are held in a brokerage account or by another nominee, you are considered to be the beneficial owner of shares held in street name, and these proxy materials, together with a voting instruction card, are being forwarded to you by your broker, trustee or other nominee. As the beneficial owner of the shares, you have the right to direct your broker, trustee or other nominee how to vote.

ATTENDING THE ANNUAL MEETING

A person is entitled to attend the Annual Meeting only if that person was a shareholder or joint shareholder as of the close of business on the record date or that person holds a valid proxy for the Annual Meeting.  If you hold your shares in street name and desire to vote your shares at the Annual Meeting, you must provide a signed proxy directly from the holder of record giving you the right to vote the shares or a letter from the broker or nominee appointing you as their proxy.  The proxy card enclosed with this proxy statement is not sufficient to satisfy this requirement.  You must also provide proof of beneficial ownership on the record date, such as your most recent account statement prior to the record date or other similar evidence of ownership.  If you hold your shares in street name and desire to attend the Annual Meeting without voting your shares, you must provide proof of beneficial ownership on the record date and present photo identification.  If you are the shareholder of record or hold a valid proxy for the Annual Meeting, your name or the name of the person on whose behalf you are proxy must be verified against the list of shareholders of record on the record date as shown on the list of shareholders of the Company prior to being admitted to and prior to voting at the Annual Meeting.  All shareholders must present photo identification for admittance.  If you do not provide photo identification or comply with the other procedures outlined above upon request, you will not be admitted to the Annual Meeting and/or will not be permitted to vote, as applicable.

PROPOSAL 1: ELECTION OF DIRECTORS

The by-laws of the Company state that the number of our Directors shall be established by the shareholders or by the directors from time to time but shall not be less than one.  Presently, the number of director positions remains set at eleven.  Accordingly, the Nominating and Corporate Governance Committee has nominated eleven candidates for election to the Board of Directors.

The eleven persons named below are the nominees for election as Directors. Each nominee has consented to serve as a Director if elected.  Zhiguo Fu, Guohua Wan, Hongjun Si, Guopeng Gao and Liqui Bai are employees of the Company.  The Nominating and Corporate Governance Committee has determined that the remaining six candidates, John McFadden, Ning Li, Shaoqiu Xia, Shiyan Yang, Cosimo Patti and Chi Quan Xue, are independent directors as defined in the applicable rules for companies traded on the NASDAQ Stock Market LLC (“NASDAQ”).  Therefore, the majority of persons nominated to serve on our Board of Directors are independent as so defined.  Each Director elected shall serve as a Director until the next Annual Meeting of Shareholders, or until his or her successor is elected and qualified.

Set forth below are descriptions of the business experience and other information regarding the nominees for election to our Board of Directors:

Zhiguo Fu, age 61.  Mr. Fu organized our subsidiary, ZQ Power-Tech, in 2002, and has served as its Chairman since then.  He has been a director of the Company since 2004.  In 1993 Mr. Fu founded Heilongjiang Guangsha Group, and he served as its Chairman until 2000.  During that period Heilongjiang Guangsha Group had over 3,000 employees and was engaged in several hundred construction projects.  Heilongjiang Guangsha Group was sold in 2000, at which time it had annual revenue in excess of $25 million.  Previously Mr. Fu had twenty years’ experience in construction management.

Guohua Wan, age 58.  Ms. Wan has been a director of the Company since 2004.  Since 2003 Ms. Wan has been the General Manager of our subsidiary, ZQ Power-Tech.  From 2005 until 2007, Ms. Wan also served as Chief Financial Officer of Advanced Battery Technologies, Inc.  In March 2009 she was re-appointed to that position.  From 1999 until 2003 Ms. Wan was Vice President and Chief Financial Officer of Harbin Ridaxing Science and Technology Co., Ltd.

Guopeng Gao, age 38.   Mr. Gao has been a director of the Company since 2005.  Since 2002 Mr. Gao has served as Vice President and General Manager of our subsidiary, ZQ Power-Tech.  From 2000 until 2002, Mr. Gao was Technical Manager for Heilongjiang Shuangtai Electric Co. Ltd.

Hongjun Si, age 35.  Mr. Si has been a director of the Company since 2005.  Since 2002 Mr. Si has served as Chief Technology Officer of our subsidiary, ZQ Power-Tech.  Prior to joining ZQ Power-Tech, Mr. Si was employed as an engineer in the Battery Division of Weiyou Chemical Company, Inc.

Liqui Bai, age 41.  Ms. Bai has been a director of the Company since 2005.  Since 2003 Ms. Bai has been the Vice General Manager for our subsidiary, ZQ Power-Tech.  During the three years that preceded her employment by ZQ Power-Tech, Ms. Bai was employed as Manager of the Administrative Department of Heilongjiang Weiyou Chemicals Corp., Ltd.

John J. McFadden, age 67.  Mr. McFadden has been a director of the Company since 2007.  Since 1998 Mr. McFadden has been self-employed as a consultant, providing consultation to his clients regarding both investment banking and energy matters.  From 1996 until 1998 Mr. McFadden was employed as the Senior Managing Director of Cambridge Holding and Cambridge Partners, LLC, a private investment company.  From 1968 until 1996 Mr. McFadden was employed by The First Boston Corporation with a variety of responsibilities in corporate finance and public finance, including service as Vice President and Treasurer.  Mr. McFadden contributes to the Board his 40 years of experience in public and corporate finance as well as his insights into corporate management.  Mr. McFadden currently also serves as a member of the Board of Directors of China Digital Animation Development, Inc. (OTCBB:  CHDA). In 1967 Mr. McFadden was awarded a B.A. degree by St. Bonaventure University.

Ning Li, age 57.  Doctor Li has been a director of the Company since 2007.  Since 1990 Doctor Li has been employed as a Professor by the Harbin Industrial University, where she engages in teaching and research. Dr. Li contributes to the Board her knowledge of electrical engineering and battery technology.  In 1990 she was awarded a Doctoral Degree in Science by the Harbin Industrial University.

Shaoqiu Xia, age 64.  Mr. Xia has been a director of the Company since 2007.  Since 1993 Mr. Xia has been employed as Deputy Secretary in the Government of the City of Harbin, China.  During the eight years immediately preceding his entry into government service, Mr. Xia was employed as President of Harbin Electrical and Mechanical Production Company.  Mr. Xia contributes to the Board his familiarity with business practices in China, in particular government regulation of business practices in China, as well as his familiarity with electronic manufacturing processes.  Mr. Xia currently also serves as a member of the Board of Directors of China Digital Animation Development, Inc. (OTCBB:  CHDA).  Mr. Xia was awarded a Bachelors Degree in Science in 1967 by the Shenyang Industrial University.

Shiyan Yang, age 48.  Doctor Yang has been a director of the Company since 2007.  Since 1998 Doctor Yang has been employed as a Professor by the Harbin Industrial University, where he engages in teaching and research.  Dr. Yang contributes to the Board his knowledge of electrical engineering and battery technology. In 1998 he was awarded a Doctoral Degree in Science by the Harbin Industrial University.

Cosimo J. Patti, age 61.  Mr. Patti has been a director of the Company since 2007.  Mr. Patti has over 35 years of managerial experience in the financial services industry.  Since 1999 Mr. Patti has been employed as President of Technology Integration Group, Inc. d/b/a FSI Advisors Group.  FSI Advisors Group is an international consortium of financial services boutiques.  Mr. Patti has been responsible for procuring business opportunities for the member firms.  During the period from 2002 to 2004 Mr. Patti was also employed by iCi/ADP as Senior Director Applications Planning, with responsibility for managing the applications planning area of the fixed income software subsidiary of ADP.  Mr. Patti serves as an Industry Arbitrator for both the NASD and the New York Stock Exchange.  Mr. Patti contributes to the Board his many years of experience managing corporate teams in domestic and international operations, compliance and sales organizations.  Mr. Patti currently also serves as a member of the Boards of Directors of American Oriental BioEngineering, Inc. (NYSE:  AOB) and China XD Plastics Company Ltd. (NASDAQ:  CXDC).

Chi Quan Xue, age 67.  Mr. Chi has been a director of the Company since June 2010.  Mr. Chi brings to the Board an expertise in finance acquired through over 40 years of experience in the Chinese banking industry.  Since 2004 Mr. Chi has been a private consultant to Chinese companies seeking access to overseas capital markets.  From 1998 to 2004 Mr. Chi was employed as President of the Heilongjiang Province branch of the Country Development Bank.  From 1990 to 1998 Mr. Chi was employed as President of the Heilongjiang Province branch of the China Investment Bank.  Previously Mr. Chi served in executive positions with the China Construction Bank.  Mr. Chi graduated in 1964 from the Heilongjiang Province College of Finance.

The nominees receiving a majority of the votes cast at the Annual Meeting will be elected as Directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” EACH OF THE ELEVEN NOMINEES NAMED ABOVE.

CORPORATE GOVERNANCE, THE BOARD, BOARD COMMITTEES AND MEETINGS

Corporate Governance. Corporate governance is typically defined as the system that allocates duties and authority among a company’s shareholders, Board of Directors and management. The shareholders elect the Board and vote on extraordinary matters.

Our Company believes that it is in compliance with the corporate governance requirements of the NASDAQ listing standards.  The principal elements of these governance requirements as implemented by our Company are:

•	affirmative determination by the Board of Directors that a majority of the Directors are independent;

•	regularly scheduled executive sessions of independent Directors;

•
 Audit Committee, Nominating and Corporate Governance Committee, and Compensation Committee comprised of independent Directors and having the purposes and charters described below under the separate committee headings; and

•	specific Audit Committee authority and procedures outlined in the charter of the Audit Committee.

Independence. The Nominating and Corporate Governance Committee of our Board of Directors has determined that the following six Directors nominated for election at the Annual Meeting are independent Directors as defined in the NASDAQ listing standards: John McFadden, Ning Li, Shaoqiu Xia, Shiyan Yang, Cosimo Patti and Chi Quan Xue.  Therefore, a majority of the persons nominated to serve on our Company’s Board of Directors are independent as so defined. The foregoing independence determination of our Nominating and Corporate Governance Committee included the determination that each of these six nominated Board members, if elected and appointed to the Audit Committee, Nominating and Corporate Governance Committee, or Compensation Committee as discussed above, respectively, is:

•
 independent for purposes of membership on the Audit Committee under Rule 4350(d) of the NASDAQ listing standards, that includes the independence requirements of Rule 4200 and additional independence requirements under SEC Rule 10A-3(b);

•	independent under the NASDAQ listing standards for purposes of membership on the Nominating and Corporate Governance Committee; and

•
independent under the NASDAQ listing standards for purposes of membership on the Compensation Committee, as a “non-employee director” under SEC Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and an “outside director” as defined in regulations under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

Our Board and its committees meet throughout the year, and hold special meetings and act by written consent from time to time as appropriate.  Independent Directors regularly meet without management present.  Board members have access to all of our employees outside of Board meetings.  Our Board of Directors has three committees: the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee.  The following table shows the composition of these committees and the number of meetings held during the 2010 fiscal year:

Director	Audit	Compensation	Nominating and Corporate Governance
John McFadden	Chair	Member
Cosimo Patti	Member	Chair
Chi Quan Xue	Member		Chair
Shaoqui Xia		Member
Shiyan Yang			Member
Ning Li			Member
Number of Meetings in 2010	1	2	2

Audit Committee. Our Audit Committee is established in accordance with Section 3(a)(58)(A) of the Exchange Act.  The primary purposes of this committee are to oversee, on behalf of the Company’s Board of Directors: (1) the accounting and financial reporting processes and integrity of our Company’s financial statements, (2) the audits of our Company’s financial statements and appointment, compensation, qualifications, independence and performance of our independent registered public accounting firm, (3) our compliance with legal and regulatory requirements, and (4) the staffing and ongoing operation of our internal audit function.  The Audit Committee meets periodically with our Chief Financial Officer and other appropriate officers in the discharge of its duties.  The Audit Committee also reviews the content and enforcement of the Company’s Employee Code of Business Conduct and Ethics, consults with our legal counsel on various legal compliance matters and on other legal matters if those matters could materially affect our financial statements.

The Board of Directors has determined that each of the members of the Audit Committee is independent as previously described.  In addition, the Board of Directors determined that Mr. McFadden qualifies as an “audit committee financial expert” as defined by the SEC in Item 407(d)(5) of Regulation S-K promulgated by the SEC. The Board of Directors also determined that all of the members of the Audit Committee meet the requirement of the NASDAQ listing standards that each member be able to read and understand fundamental financial statements, including a company’s balance sheet, income statement, and cash flow statement.

Nominating and Corporate Governance Committee.  The primary purposes of the committee are to (1) recommend to our Board of Directors individuals qualified to serve on our Board of Directors for election by shareholders at each Annual Meeting of shareholders and to fill vacancies on the Board of Directors, (2) implement the Board’s criteria for selecting new directors, (3) develop, recommend to the Board, and assess our corporate governance policies, and (4) oversee the evaluation of our Board.  The Nominating and Corporate Governance Committee receives recommendations from its members or other members of the Board of Directors for candidates to be appointed to the Board or committee positions, reviews and evaluates such candidates and makes recommendations to the Board of Directors for nominations to fill Board and committee positions.

The committee’s current process for identifying and evaluating nominees for Director consists of general periodic evaluations of the size and composition of the Board of Directors, applicable listing standards and laws, and other appropriate factors with a goal of maintaining continuity of appropriate industry expertise and knowledge of our Company. The committee looks for a number of personal attributes in selecting candidates including: sound reputation and ethical conduct; business and professional activities that are complementary to those of the Company; the availability of time and a willingness to carry out their duties and responsibilities effectively; an active awareness of changes in the social, political and economic landscape; an absence of any conflicts of interest; limited service on other boards; and a commitment to contribute to the Company’s overall performance, placing it above personal interests.  The nominating committee considers diversity to the extent that the Board requires input from persons experienced in both the U.S. capital markets and the Chinese business environment.  The nominating committee does not have any other policy with regard to consideration of diversity in identifying director nominees.

The Nominating and Corporate Governance Committee will consider candidates recommended by shareholders. Any candidate recommended by shareholders must meet the same general requirements outlined in the previous paragraph to be considered for election.  Any shareholder who intends to present a director nomination proposal for consideration at the 2012 Annual Meeting of shareholders and intends to have that proposal included in the proxy statement and related materials for the 2011 Annual Meeting, must deliver a written copy of the proposal to our Company’s principal executive offices no later than the deadline, and in accordance with the notice procedures specified in the applicable requirements of SEC Rule 14a-8.

If a shareholder does not comply with the Rule 14a-8 procedures, the Company would not be required to include the nomination proposal as a proposal in the proxy statement and proxy card mailed to shareholders.  For a shareholder’s nominee to be considered for nomination as a Director, the shareholder should give timely notice of their nomination in writing to the Secretary of our Company.  To be timely, written suggestions for candidates, accompanied by a written consent of the proposed candidate to serve as a director if nominated and elected, a description of his or her qualifications and other relevant biographical information, should be delivered for consideration by the Nominating and Corporate Governance Committee prior to the next Annual Meeting to the Secretary of the Company, 15 West 39th Street, Suite 14A, New York, NY 10018 not less than 120 days nor more than 150 days prior to the date the proxy statement for the preceding year’s Annual Meeting was released to shareholders.  In the event that the date of the Annual Meeting is advanced by more than 30 days or delayed by more than 30 days from such anniversary date, notice by the shareholder to be timely should be so delivered not earlier than the 150th day prior to such Annual Meeting and not later than the close of business on the later of the 120th day prior to such Annual Meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.  The Nominating and Corporate Governance Committee may request that the shareholder submitting the proposed nominee furnish additional information to determine the eligibility and qualifications of such candidate.

Our Company did not receive any such nominations for the 2011 Annual Meeting.

Compensation Committee. The primary purposes of the committee are to (1) evaluate and approve the corporate goals and objectives set by the Chief Executive Officer (the “CEO”), (2) evaluate the CEO’s performance in light of those goals and objectives, (3) make recommendations to the Board of Directors with respect to non-CEO compensation, incentive compensation plans and equity-based plans, (4) oversee the administration of our incentive compensation plans and equity-based plans, and (5) produce an annual report on executive compensation for inclusion in the Company’s proxy statement.  The Board of Directors has determined that the members of this committee are independent as previously described.   For additional information regarding the operation and authority of the Compensation Committee, see “Compensation Discussion and Analysis.”

Meetings of Board of Directors.  The Board of Directors held four meetings and acted by unanimous consent on five occasions during 2010.  Each of the directors attended at least 75% of the meetings.  The Company anticipates that a majority of the Board members will attend the 2011 Annual Meeting, as the majority of the Board members reside in the People’s Republic of China.

SHAREHOLDER COMMUNICATIONS TO THE BOARD OF DIRECTORS

Any record or beneficial owner of our shares of Common Stock who has concerns about accounting, internal accounting controls, or auditing matters relating to our Company may contact the Audit Committee directly.  Any record or beneficial owner of our Common Stock who wishes to communicate with the Board of Directors on any other matter should also contact the Audit Committee.  The Audit Committee has undertaken on behalf of the Board of Directors to be the recipient of communications from shareholders relating to our Company.  If particular communications are directed to the full Board, independent Directors as a group, or individual directors, the Audit Committee will route these communications to the appropriate directors or committees so long as the intended recipients are clearly stated.

You may send communications by mail to Advanced Battery Technologies, Inc., 15 West 39th Street, Suite 14A, New York, New York 10018 USA, Attention: Chairman of the Audit Committee.  Communications may be made anonymously, without name or address.  Communications not intended to be made anonymously may be made by mail to that address, including whatever identifying or other information you wish to communicate.

Communications from employees or agents of our Company will not be treated as communications from our shareholders unless the employee or agent clearly indicates that the communication is made solely in the person’s capacity as a shareholder.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2010, no executive officer of the Company served on the compensation committee (or equivalent), or the board of directors, of another entity whose executive officer(s) served on the Company’s Compensation Committee or Board.

DIRECTOR COMPENSATION

The Board of Directors has agreed that it will pay to each new director an annual fee of 10,000 Renminbi (approximately $1,569).  However, in lieu of that arrangement, the Board has made special arrangement with Messrs. McFadden and Patti.  The Board has agreed that it will issue to each of John McFadden and Cosimo J. Patti, upon commencement of his service and on each anniversary of his commencement date, common shares with a market value of $30,000.  Advanced Battery Technologies will also pay John McFadden a fee of $3,000 per month and Cosimo J. Patti a fee of $2,500 per month plus a fee of $1,000 for each meeting of the Board or of any committee of the Board that he attends in person.  During 2010 the Board issued 7,807 shares of common stock to Mr. McFadden and 7,801 shares of common stock to Mr. Patti.

The following table summarizes the total compensation earned by all non-employee Directors during 2010:

Director Summary Compensation for 2010

Name	Fee Earned or Paid in Cash($)	All Other Compensation ($)	Total ($)
John McFadden	30,000	30,000(1)	60,000
Yulin Hao	1,500	--	1,500
Ning Li	1,500	--	1,500
Shaoqui Xia	1,500	--	1,500
Cosimo Patti	27,000	30,000(1)	57,000
Chi Quan Xue	1,500	--	1,500

(1)	Represents the market value of shares of common stock issued, on the date of issuance.

 In addition to the amounts shown above, non-employee Board members received reimbursement for travel and lodging expenses incurred while attending Board and committee meetings and Board-related activities, such as visits to Company locations.

There were no outstanding options or other equity awards at year-end 2010 for non-employee Directors.

Director Stock Ownership and Compensation Guidelines

The Compensation Committee and the Board of Directors have not yet adopted a policy regarding stock ownership by members of the Board of Directors.  The Compensation Committee intends to address the subject of director stock ownership at an appropriate time.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of October 14, 2011, the beneficial ownership of the Common Stock by the Directors and by the Directors and executive officers of the Company as a group, and each person known to the Company to be the beneficial owner of more than five percent of the Common Stock:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class
Zhiguo Fu	9,149,730(1)	11.9%
Guohua Wan	110,000(1)	0.1%
Guopeng Gao	70,000	0.1%
Hongjun Si	60,000	0.1%
Liqui Bai	30,000	0.1%
John McFadden	44,608	0.1%
Ning Li	--	--
Shaoqiu Xia	--	--
Shiyan Yang	--	--
Cosimo J. Patti	40,603	0.1%
Chi Quan Xue	--	--
All officers and directors (11 persons)	9,504,941(1)	12.5%

(1)          Includes shares subject to stock options that are exercisable within 60 days of October 14, 2011 as follows:

Name of Beneficial Owner	Options (#)
Zhiguo Fu	300,000
Guohua Wan	40,000

EXECUTIVE OFFICERS

The executive officers of the Company are Zhiguo Fu and Guohua Wan.  Zhiguo Fu and Guohua Wan are also Directors of the Company and their biographies are included above under “Proposal 1: Election of Directors.”

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) has reviewed and discussed with management the Compensation Discussion and Analysis for 2010 to be included in the proxy statement for the Annual Meeting of shareholders filed pursuant to Section 14(a) of the Exchange Act.  Based on its review and discussion referred to above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement for the Company’s Annual Meeting.

Members of the Compensation Committee:

Cosimo Patti, Chairman
John McFadden
Shaoqui Xia

COMPENSATION DISCUSSION AND ANALYSIS

Throughout this proxy statement, the following individuals are collectively referred to as the “named executive officers”:

•	Zhiguo Fu, Chief Executive Officer and President; and

•	Guohua Wan, Chief Financial Officer

Oversight of Our Executive Compensation Program

The Compensation Committee oversees the compensation of our named executive officers and is composed entirely of independent Directors as defined under the listing standards of NASDAQ. The Compensation Committee is responsible for reviewing, approving and evaluating the Chief Executive Officer’s performance in light of the goals and objectives of the Company. It also makes compensation recommendations with respect to our other executive officers, including approval of awards for incentive compensation and equity-based plans. The Compensation Committee administers all of our stock-based and other incentive compensation plans. The committee also assists the Board of Directors in developing succession planning for our executive officers.

Objectives of Our Compensation Program

Our compensation program is designed to attract, motivate and retain key leaders and to align the long-term interests of the named executive officers with those of our shareholders. For most of our history, the compensation paid to the named executive officers has been based on prevailing compensation norms in the PRC.  During 2010, the Compensation Committee reviewed the Company’s executive compensation practices with a view to enabling the Company to better attract qualified executives in the United States.  Effective on January 1, 2011, the Compensation Committee increased the salaries of our named executive ffficers to a level more appropriate for executives of a U.S. public company, albeit one with its operations n the PRC:

Executive	Office	2010 Salary	2011 Salary
Zhiguo Fu	C.E.O.	$250,000	$350,000
Guohua Wan	C.F.O.	$100,000	$150,000

The Compensation Committee is currently reviewing the stock-based compensation practices of the Company, and expects to adopt a comprehensive stock-based compensation program during 2011 for the purpose of enhancing the Company’s ability to attract and retain senior executives.

The Role of the Chief Executive Officer in Determining Executive Compensation

The Compensation Committee, working with the Chief Executive Officer, evaluates and approves all compensation regarding our named executive officers.  Our named executive officers report directly to our Chief Executive Officer who supervises the day to day performance of those officers.  Accordingly, the Chief Executive Officer makes recommendations to the Compensation Committee regarding salaries, bonuses and equity awards for the other named executive officers and is required to annually review our executive compensation program for the named executive officers (other than himself). The Compensation Committee strongly considers the compensation recommendations and the performance evaluations of the Chief Executive Officer in making its decisions and any recommendations to the Board of Directors with respect to non-CEO compensation, incentive compensation plans and equity-based plans that are required to be submitted to the Board.  In deliberations or approvals regarding the compensation of the other named executive officers, the committee may elect to invite the Chief Executive Officer to be present but not vote. In any deliberations or approvals of the committee regarding the Chief Executive Officer’s compensation, the Chief Executive Officer is not invited to be present.

Compensation Consultant

The Compensation Committee has the authority to hire compensation, accounting, legal or other advisors. In connection with any such hiring, the committee can determine the scope of the consultant’s assignments and their fees. While the Compensation Committee has not, to date, retained an outside compensation consultant, the committee may retain a consultant in the future to provide the committee with data regarding compensation trends, to assist the committee in the preparation of market surveys or tally sheets or to otherwise help it evaluate compensation decisions.

Our Compensation Program for Our Chief Executive Officer

The Company has paid to our Chief Executive Officer cash compensation of $250,000 during 2010, 225,000 during 2009 and $77,500 in each of the prior two years.  Effective on January 1, 2009, the Compensation Committee awarded Mr. Fu a nonqualified option to purchase 300,000 shares of common stock at the market price on that date.  The Company has not delivered any other compensation or benefits to Mr. Fu during the past three completed years.

Potential Post-Termination Benefits for our Chief Executive Officer

The Company has not adopted any provisions regarding the payment of post-termination benefits or severance pay to Zhiguo Fu.

The Company’s Compensation Program for Named Executive Officers Other Than Our Chief Executive Officer

Guohua Wan, the other named executive officer, is not party to an employment agreement. As a result, her compensation is reviewed and determined by the Compensation Committee on an annual basis. The Compensation Committee may also review an executive officer’s compensation if that executive officer is promoted or experiences a change in responsibilities.

Ms. Wan reports directly to our Chief Executive Officer who supervises her day to day performance.   Our Chief Executive Officer annually reviews our executive compensation program (other than for himself) and makes compensation recommendations to the Compensation Committee.  The Compensation Committee strongly considers the recommendations of the Chief Executive Officer in making its decisions and any recommendations to the Board of Directors with respect to non-CEO compensation, incentive compensation plans and equity-based plans that are required to be submitted to the Board.

Equity Compensation

The Company’s 2006 Equity Incentive Plan (the “2006 Plan”) and 2009 Equity Incentive Plan (the “2009 Plan”) are administered by the Compensation Committee as a long-term component of the Company’s compensation package. The number of equity awards granted to each eligible named executive officer is made on a discretionary rather than formula basis by the Compensation Committee with the recommendation of the Chief Executive Officer.  The maximum number of shares that remain available to be issued by the Compensation Committee under the 2006 Plan is 891,000 shares.  5,000,000 shares are available for grant under the 2009 Plan.  In addition, shares available for grant as a result of cancellation or termination of previously granted awards will also be available for grant.

Tax Implications of Executive Compensation

Section 162(m) of the Code places a limit of $1,000,000 on the amount of compensation that a company may deduct in any one year with respect to its principal executive officer and each of its other three most highly paid executive officers. There is an exception to the $1,000,000 limitation for performance-based compensation that meets certain requirements. Annual cash incentive compensation and stock option awards are generally forms of performance-based compensation that meet those requirements and, as such, are fully deductible.

Grants of stock options to our named executive officers under our 2006 Plan have not exceeded the $1,000,000 threshold.  Therefore, we expect to deduct compensation of our named executive officers related to compensation under the 2006 Plan.

The Compensation Committee has considered and will continue to consider tax deductibility in structuring compensation arrangements. However, the Compensation Committee retains discretion to establish executive compensation arrangements that it believes are consistent with the principles described earlier and in the best interests of our Company and its shareholders, even if those arrangements may not be fully deductible under Section 162(m).

EXECUTIVE COMPENSATION

The following table sets forth all compensation awarded to, earned by, or paid by Advanced Battery Technologies and its subsidiaries to Zhiguo Fu, its Chief Executive Officer, and Guohua Wan, its Chief Financial Officer, for services rendered in all capacities to the Company during the years ended December 31, 2010, 2009 and 2008.  There were no other executive officers whose total salary and bonus for the fiscal year ended December 31, 2010 exceeded $100,000.

	Year	Salary	Bonus	Stock Awards	Option Awards	Other Compensation	Total
Zhiguo Fu	2010	$250,000	--	--	--	--	$250,000
	2009	$225,000	--	$686,171(1)	--	--	$911,171
	2008	$77,500	--	--	--	--	$77,500
Guohua Wan	2010	$100,000	--	--	--	--	$100,000
	2009	$50,000	--	91,490(1)	--	--	$141,490
	2008	$8,636	--	--	--	--	$8,636

(1)	Represents the fair value of options for 300,000 shares (Zhiguo Fu) and 40,000 shares (Guohua Wan) granted as of January 1, 2009.

Employment Agreements

All of the executive officers of the Company are employed on an at-will basis.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2009

There were no stock options or other equity awards outstanding at December 31, 2009 with respect to our named executive officers.

EQUITY COMPENSATION PLAN INFORMATION

The 2006 Equity Incentive Plan (the “2006 Plan”) was adopted by the Board of Directors.  It was not considered or approved by the Company’s shareholders.  The 2009 Equity Incentive Plan (the “2009 Plan”) was adopted by the Board of Directors and approved by the Company’s shareholders at the 2009 Annual Meeting.  As of October 14, 2011, 891,000 shares remain available for issuance under the 2006 Plan and 5,000,000 shares remain available for issuance under the 2009 Plan.

The purpose of the 2006 Plan and the 2009 Plan (collectively, the “Equity Plans”) is to (i) aid the Company and its subsidiaries and affiliates in attracting, securing and retaining employees of outstanding ability, (ii) attract consultants to provide services to the Company and its subsidiaries and affiliates, as needed, and (iii) motivate such persons to exert their best efforts on behalf of the Company and its subsidiaries and its affiliates by providing incentives through the granting of awards under the plan.

The Compensation Committee administers the Equity Plans. Under the Equity Plans, the Compensation Committee may grant incentive stock options, non-qualified options and restricted stock to our named executive officers, to other employees or to consultants assisting in the Company’s business.  The number and the nature of equity awards granted to each eligible employee is made on a discretionary rather than formula basis by the Compensation Committee with the recommendation of the Chief Executive Officer.  The exercise price for any option granted under an Equity Plan is at a price that the committee may determine, but cannot be less than the average of the highest and lowest sale price of our Common Stock on NASDAQ on the date of the grant.  Any award granted under an Equity Plan is exercisable or vests at such times, under such conditions and in such amounts and during such period or periods as the Compensation Committee determines on the date the award is granted.

Recipients of stock option awards may exercise their options at any time after they vest and before they expire, except that no awards may be exercised after ten years from the date of grant. Awards are generally not transferable by the recipient during the recipient’s life.  Awards granted under the plan are evidenced by either an agreement that is signed by us and the recipient or a confirming memorandum issued by us to the recipient setting forth the terms and conditions of the awards. Award recipients and beneficiaries of award recipients have no right, title or interest in or to any shares subject to any award or to any rights as a shareholder, unless and until shares are actually issued to the recipient.

CERTAIN RELATIONSHIPS - RELATED PERSON TRANSACTIONS

Procedures for the Approval of Related Person Transactions

The Audit Committee Charter provides that the Audit Committee has the authority to establish, and communicate to the full board and management, policies that restrict the Company and its affiliates from entering into related person transactions without the Audit Committee’s prior review and approval. In accordance with these policies, the Audit Committee on a timely basis reviews and, if appropriate, approves all related person transactions.

At any time in which an executive officer, Director or nominee for Director becomes aware of any contemplated or existing transaction that, in that person’s judgment may be a related person transaction, the executive officer, director or nominee for Director is expected to notify the Chairman of the Audit Committee of the transaction.  Generally, the Chairman of the Audit Committee reviews any reported transaction and may consult with outside legal counsel regarding whether the transaction is, in fact, a related person transaction requiring approval by the Audit Committee.  If the transaction is considered to be a related person transaction, then the Audit Committee will review the transaction at its next scheduled meeting or at a special meeting of the committee.

Related Person Transactions

In July 2009, the Company signed a lease agreement with the Chairman of the Company, Mr Zhiguo Fu, to lease a house owned by Mr. Fu in the United States for the purpose of accommodating the frequent travel lodging needs for the Company’s employees in China traveling to U.S. The monthly rent is $4,000 and the lease will expire in three years.

During 2010, approximately one percent of our revenue derived from the sale of batteries to Beijing GuoQiang Global Science & Technology Development Co., Ltd. (“Beijing GuoQiang”).  Beijing GuoQiang is a subsidiary of China Lithium Technologies, Inc. (“China Lithium”).  During 2010 Qiang Fu, the son of Zhiguo Fu, was a member of the Board of Directors of China Lithium.  China Lithium also subleases an office in our New York office suite.  All sales to Beijing GuoQiang were made at prices and on terms equivalent to sales that we made on a completely arms-length basis.

Other that as aforesaid, there were no material related party transactions between the Company and any of its officers or directors during 2010.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s Directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, executive officers and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Except as noted below, to the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company, during fiscal 2009, all Section 16(a) filing requirements applicable to the Directors, executive officers and greater than 10% shareholders were satisfied, except that none of the members of the Board of Directors other than Zhiguo Fu and John McFadden have filed initial reports on Form 3.

REPORT OF THE AUDIT COMMITTEE

Composition.    The Audit Committee of the Board of Directors of the Company (the “Audit Committee”) is composed of three directors, John McFadden, Cosimo Patti and Chi Quan Xue.  Each member of the Audit Committee meets the independence and financial experience requirements under both SEC and NASDAQ rules. In addition, the Board has determined that John McFadden is an “audit committee financial expert” as defined by SEC rules.

Responsibilities.    The Audit Committee operates under a written charter that has been adopted by the Board. The charter is reviewed annually for changes, as appropriate.

The Audit Committee is responsible for oversight, on behalf of the Board of Directors, of:

•	The Company’s auditing, accounting and financial reporting processes, and the integrity of its financial statements;

•
The audits of the Company’s financial statements and the appointment, compensation, qualifications, independence and performance of the Company’s auditor and independent registered public accounting firm;

•	The Company’s compliance with legal and regulatory requirements; and

•	The staffing and ongoing operation of the Company’s internal audit function.

The Company’s management is responsible for: (a) maintaining the Company’s books of account and preparing periodic financial statements based thereon; and (b) maintaining the system of internal controls. The independent registered public accounting firm is responsible for auditing the Company’s consolidated annual financial statements.

The Audit Committee’s function is one of oversight only and does not relieve management of its responsibilities for preparing financial statements that accurately and fairly present the Company’s financial results and condition, nor the independent registered public accounting firm of their responsibilities relating to the audit or review of the financial statements.

In accordance with Audit Committee policy and the requirements of law, the Audit Committee pre-approves all services to be provided by the Company’s auditor and independent registered public accounting firm. Pre-approved services include audit services, audit-related services, tax services and other services. To avoid potential conflicts of interest, the law prohibits a publicly traded company from obtaining certain non-audit services from its independent registered public accounting firm. The Company obtains these services from other service providers as needed.

Review with Management and Independent Registered Public Accounting Firm.    In this context, the Audit Committee hereby reports as follows:

1.
The Audit Committee has reviewed and discussed with management and the independent registered public accounting firm the Company’s audited consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the 2010 fiscal year.

2.
The Audit Committee has discussed with the auditor and independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

3.
The Audit Committee has received from the auditor and independent registered public accounting firm the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee has held such discussions regarding independence with its auditor and independent registered public accounting firm.

4.
The Audit Committee has considered whether the provision of services covered by fees paid to the independent registered public accounting firm are compatible with maintaining the independence of that firm.

Based on the review and discussions referred to in paragraphs 1-4 above, the Audit Committee recommended to the Board, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2010 for filing with the SEC.

Members of the Audit Committee:

John McFadden (Chairman)
Cosimo Patti
Chi Quan Xue

The foregoing report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Exchange Act, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

PROPOSAL 2:  RATIFICATION OF APPOINTMENT OF EFP ROTENBERG, LLP
AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANT
FOR THE YEAR ENDED DECEMBER 31, 2011

            The Audit Committee has selected the firm of EFP Rotenberg, LLP to audit the financial statements for the fiscal year ending December 31, 2011, and the Board of Directors now seeks shareholder ratification of said appointment.  The Audit Committee, which has selected EFP Rotenberg to serve as our independent auditor, believes that EFP Rotenberg has the personnel, professional qualifications and independence necessary to act as the Company’s independent auditors.  A representative of EFP Rotenberg will be in attendance at the Annual Meeting either in person or by telephone.  The representative will have the opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions from shareholders.

The ratification by our shareholders of the Audit Committee’s selection of independent public accountants is not mandated by Delaware law, our bylaws or other legal requirements. However, the Audit Committee is submitting its selection of EFP Rotenberg to our shareholders for ratification this year. If the selection of EFP Rotenberg is ratified by our shareholders at the Annual Meeting, the Audit Committee, in its discretion, nevertheless may select and appoint a different independent accounting firm at any time.  If the shareholders do not ratify the selection of EFP Rotenberg, the Audit Committee will reconsider the retention of that firm, but the Audit Committee would not be required to select another firm as independent public accountants and may nonetheless retain EFP Rotenberg.  If the Audit Committee does select another firm to serve as the Company’s independent public accountants, whether or not the shareholders have ratified the selection of EFP Rotenberg, the Audit Committee would not be required to call a special meeting of the shareholders to seek ratification of the selection, and in all likelihood would not call a special meeting for that purpose.  In all cases, the Audit Committee will make any determination as to the selection of the Company’s independent public accountants in light of the best interests of the Company and its shareholders.

Accounting Fees

The Company initially engaged EFP Rotenberg LLP as its independent registered public accounting firm on December 14, 2010.  Accordingly, EFP Rotenberg did not perform services for the Company during 2010, although it audited the financial statements of the Company for the year ended December 31, 2010 that are included in the Company’s Annual Report on Form 10-K for that year.

EFP Rotenberg LLP billed $86,000 to the Company for professional services rendered for the audit of the fiscal 2010 financial statements.  EFP Rotenberg did not bill the Company for any other services in or with respect to 2010.

 It is the policy of the Company that all services other than audit, review or attest services must be pre-approved by the Board of Directors.  No such services have been performed by EFP Rotenberg in 2010.

            Vote Required

The affirmative vote of a majority of the shares present, either by proxy or in person, and entitled to vote is required to approve this proposal.

THE BOARD RECOMMENDS A VOTE FOR PROPOSAL 2.

OTHER MATTERS

Except as described in this proxy statement, the Board of Directors knows of no other matters to be presented at the Annual Meeting. If other matters properly come before the Annual Meeting or any adjournment thereof, the holders of the proxies are authorized to vote on these matters in accordance with management’s discretion.

HOUSEHOLDING OF MATERIALS

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Company’s proxy statement or annual report may have been sent to multiple shareholders in the same household. The Company will promptly deliver a separate copy of either document to any shareholder upon request by writing the Company at the following address:  Advanced Battery Technologies, Inc., 21 West 39th Street, Suite 2A, New York, New York 10018, Attention: Investor Relations; or by calling the Company at the following phone number: (212) 391-2752. Any shareholder who wants to receive separate copies of the annual report and proxy statement in the future, or who is currently receiving multiple copies and would like to receive only one copy for his or her household, should contact his or her bank, broker, or other nominee record holder, or contact the Company at the above address and phone number.

YOUR VOTE IS IMPORTANT.